Exhibit 99.1

News Release

CONTACT:	Debra DeCourcy, APR	FOR IMMEDIATE RELEASE
	513/534-4153	July 6, 2006

Greg Carmichael Appointed Chief Operating Officer

Cincinnati – Fifth Third Bancorp’s (Nasdaq: FITB) board of directors today announced that Greg D. Carmichael has been named the company’s chief operating officer.

Carmichael, 44, has served as executive vice president for Information Technology and Operations for Fifth Third since 2004. As COO and EVP, Carmichael will retain his day-to-day responsibilities. He will continue to oversee the operational and technological functions supporting all back office activities across business lines in the servicing of Fifth Third’s more than five million customers.

“Greg has demonstrated excellent leadership skills and has made many outstanding contributions in his tenure with the bank,” said Kevin T. Kabat, president of Fifth Third Bancorp. “Greg’s promotion to COO is in recognition of the skills and contributions he has brought to Fifth Third and the expectation that his leadership will continue to drive growth of the company. In addition, George and I are looking forward to working even more closely with Greg, who brings energy, enthusiasm and passion to Fifth Third each day.”

During his time as executive vice president for IT and Operations, Carmichael has spearheaded the restructuring of the customer service center, the upgrading of the bank’s technology, the launch of the Six Sigma Quality Process for Fifth Third and the creation of the bank’s strategic sourcing operation.

“Greg’s accomplishments in building out our infrastructure provide a good indication of what he brings to our executive leadership team,” said George A. Schaefer, Jr., Fifth Third’s chairman and CEO. “His strengths will further enhance the quality of the day-to-day execution of the company.”

Prior to joining Fifth Third, Carmichael was the vice president and chief information officer for Emerson Electric. Prior to taking that position, he led numerous technology and leadership initiatives for General Electric.

Carmichael received his Bachelor of Science degree in Computer Science from the University of Dayton. He received a Master of Science degree in Business Administration from Central Michigan University. He is a member of Fifth Third’s governance committees, and a board member of Fifth Third Bank (Louisville). Carmichael, his wife, and three sons, reside in Indian Hill, Ohio.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $105.0 billion in assets, operates 19 affiliates with 1,138 full-service Banking Centers, including 116 Bank Mart® locations open seven days a week inside select grocery stores and 2,034 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2006, has $203 billion in assets under care, of which it manages $33 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.”

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